Exhibit 5.2

TELEFÓNICA, S.A.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

TELEFÓNICA EMISIONES, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

Madrid, April 20, 2018

Dear Sirs,

TELEFÓNICA EMISIONES, S.A.U. - TELEFÓNICA, S.A.

Registration Statement on form F-3

We have acted as Spanish counsel to Telefónica, S.A. (“Telefónica”) and Telefónica Emisiones, S.A.U. (“Telefónica Emisiones”), for purposes, among others, of issuing a legal opinion addressed to you in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of Telefónica Emisiones’s and Telefónica’s registration statement on Form F-3 dated April 20, 2018 (the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement of: (i) Telefónica Emisiones’s unsecured, non-convertible debt securities (the “Notes”), which will be fully and unconditionally guaranteed by Telefónica; (ii) such guarantee by Telefónica of the Notes (the “Guarantee”); (iii) Telefonica’s ordinary shares (the “Shares”); and (iv) rights to subscribe for the Shares (the “Rights”).

A.	Documents reviewed

In arriving at our opinions, we have reviewed the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the indenture entered into by Telefónica Emisiones, Telefónica and Bank of New York Mellon on April 20, 2018 (the “Indenture”), which includes a form of Guarantee and a form of Note;

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(c)	the information publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) with respect to Telefónica Emisiones and Telefónica on April 20, 2018;

(d)	a copy of the articles of association (estatutos) of Telefónica, as publicly available at the web page of Telefónica (www.telefonica.com) on April 20, 2018;

(e)	a certification with respect to Telefónica regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Madrid on February 12, 2018 and a literal certification with respect to Telefónica Emisiones issued by the Commercial Registry of Madrid on February 12, 2018;

(f)	a copy of a certification of certain resolutions passed by Telefónica as sole shareholder (accionista único) of Telefónica Emisiones on April 13, 2018;

(g)	a copy of a certification of certain resolutions approved by the General Shareholders’ Meeting of Telefónica on June 9, 2017;

(h)	a copy of a certification of certain resolutions approved by the Board of Directors of Telefónica at its meeting held on June 9, 2017; and

(i)	a copy of a certification of certain resolutions approved by the Executive Commission of Telefónica at its meeting held on March 21, 2018.

The Registration Statement, the Indenture, the Notes and the Guarantee will be hereinafter collectively referred to as the “Documents”.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures, stamps and seals on the documents reviewed are genuine.

(b)	The original documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	The draft documents reviewed are the same as the documents that were executed and approved.

(d)	All the parties to the Documents (other than Telefónica and Telefónica Emisiones) have been duly organized and validly exist under the laws of their respective countries of incorporation.

(e)

All the parties to each of the Documents (other than Telefónica and Telefónica Emisiones) have, or will have, as applicable, the corporate power and authority to validly and effectively perform the transactions contemplated therein and to be a party to the Documents, and the Documents have been signed, or will be signed, by an individual or individuals who have, or will have, as applicable, sufficient capacity to

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validly and effectively bind the parties to the same and compliance with that established in the Documents is, or will be, within the legal capacity of each of the parties thereto (other than Telefónica and Telefónica Emisiones).

(f)	Each person who signed or signs the Documents on behalf of Telefónica or Telefónica Emisiones had, or will have, as applicable, the legal capacity (capacidad de obrar) to do so at the time, and were not, or will not be, legally disqualified from doing so.

(g)	The Documents have been, or will be, as applicable, executed and delivered by Mr. José María Álvarez-Pallete López, Mr. Pablo de Carvajal González, Ms. Laura Abasolo García de-Baquedano, Mr. Jesús Romero Albarracín, Ms. María Luz Medrano Aranguren, Mr. Eduardo José Álvarez Gómez, Mr. Carlos David Maroto Sobrado, Mr. Daniel Rodriguez-Malo García or Mr. Javier Campillo Díaz on behalf of Telefónica and by Mr. Eduardo José Álvarez Gómez or Mr. Francisco Javier Ariza Garrote, joint and several directors of Telefónica Emisiones (administradores solidarios), on behalf of Telefónica Emisiones, and by each of the other parties thereto, in the form conforming to the final draft reviewed by us.

(h)	All the documents that should have been filed with the Commercial Registry of Madrid by Telefónica and Telefónica Emisiones had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

The content of the certifications issued by the Commercial Registry of Madrid in relation to Telefónica and Telefónica Emisiones on February 12, 2018, and the online excerpts downloaded from the website of the Spanish Central Commercial Registry (www.rmc.es) in relation to Telefónica and Telefónica Emisiones on the date of this legal opinion accurately reflect the registered information about Telefónica and Telefónica Emisiones.

The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules.

(i)	The certificates reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(j)	There are and there will be no contractual or other limitations that bind any of the parties and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between the parties to the Documents which fully or partially annul, modify or supersede the content of such documents.

(k)	There are and there will be no decisions or resolutions of the governing bodies of Telefónica or Telefónica Emisiones that revoke or amend the decisions and resolutions reviewed.

(l)	There are and there will be no factual circumstances that have not been disclosed to us and that could affect this legal opinion.

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(m)	The articles of association (estatutos sociales) of Telefónica and Telefónica Emisiones that we have reviewed are those in force on the date of this legal opinion.

(n)	The Documents create, or will create, legal, valid, binding and enforceable obligations for each party to the Documents under the laws of the State of New York and United States Federal law, as applicable, and the obligations of Telefónica under the Guarantee constitute, under the laws of the State of New York, an irrevocable and unconditional guarantee of Telefónica, and under the Guarantee the holders of the Notes may enforce the Guarantee directly against Telefónica, the obligations of Telefónica are independent of the obligations of Telefónica Emisiones and Telefónica shall be liable as principal and sole debtor (garantía solidaria e irrevocable).

(o)	The obligations deriving from the Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy.

(p)	The proceeds of the issuance of any series of Notes, net of management and issuance costs, will be permanently invested with Telefónica and directly assigned to the risks and financial situation of Telefónica and its consolidated group.

(q)	The aggregate principal amount of Notes to be issued pursuant to the Indenture and any indenture supplemental thereto, does not exceed and will not exceed the maximum aggregate principal amount of Notes authorized to be issued and guaranteed by Telefónica Emisiones and Telefónica, respectively, pursuant to the resolutions referred to under A.(f) through A.(i) above.

(r)	The Notes and the Guarantee will be issued, executed and delivered pursuant to the terms of the Indenture.

Where we have not independently verified facts material to the opinions, we have examined and relied on certifications issued by duly authorized representatives of Telefónica and Telefónica Emisiones.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

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Our involvement in the transaction described has been limited to our role as Spanish counsel to Telefónica and Telefónica Emisiones, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise you or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

Each of Telefónica and Telefónica Emisiones were duly incorporated and validly exist as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

Telefónica Emisiones has the corporate power to issue the Notes.

Telefónica has the corporate power to issue the Shares and Rights and to execute the Guarantee.

3.	Due authorization of the Notes and the Guarantee

The issue of the Notes has been duly authorized by Telefónica Emisiones.

The execution of the Guarantee has been duly authorized by Telefónica.

4.	Due authorization and valid issuance of the Shares and the Rights

When (i) the General Shareholders’ Meeting of Telefónica and, should it be the case, its Board of Directors, as requisite corporate action on the part of Telefónica, has resolved to increase the share capital of Telefónica; (ii) the disbursement of the Shares,

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as resolved by the competent governing body of Telefónica and in compliance with any applicable securities law or regulations, has taken place; (iii) a capital increase public deed (escritura de aumento de capital) has been executed and registered with the Commercial Registry; and (iv) the Shares have been recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR), the Shares will be duly authorized by Telefónica, fully paid, non-assessable and validly issued under the existing laws of Spain.

When (i) the General Shareholders’ Meeting of Telefónica and, should it be the case, its Board of Directors, as requisite corporate action on the part of Telefónica, have resolved to issue new Shares; (ii) the shareholders of Telefónica have been entitled to exercise the right to subscribe a number of Shares proportional to the nominal value of the Shares which each of them own, in compliance with applicable securities law or regulations, except as otherwise excluded by the referred corporate resolutions and within such period as may be granted to them for such purpose by Telefonica’s directors (which shall not be less than fifteen days from publication of the advertisement offering the new issue for subscription in the “Official Companies Registry Gazette”); and (iii) the Rights have been recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR), the Rights will be duly authorized by Telefónica and validly issued and binding under the existing laws of Spain.

D.	Qualifications

The opinions above are subject to the following:

(a)	Our opinions above are issued subject to: (i) the effects and outcome of transactions that may derive from insolvency, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from articles 5 bis, 71 and 71 bis, and the fourth additional provision of Law 22/2003 of July 9, 2003 on Insolvency (the “Insolvency Law”); as well as to (ii) any principles of public policy (orden público).

(b)	Notwithstanding the general qualification set forth in the preceding paragraph, the credit rights of creditors that are considered “closely related” to the insolvent debtor will be subordinated pursuant to article 92.5 of the Insolvency Law (for example, because the creditor holds an interest in the insolvent debtor or is part of the same group, the creditor is a director of the insolvent debtor or may be considered a “de facto” director of the same, or the creditor is the assignee or successor of credit rights previously held by any of the foregoing).

After the amendment of the Insolvency Law pursuant to Royal Decree-Law 3/2009 of March 27, it has been clarified that credit rights against Telefónica Emisiones arising from the Notes benefiting of the Guarantee will not be classified as subordinated obligations, provided that the holders of the Notes are not especially related persons.

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(c)	The above references to the legislation on insolvency proceedings and other similar proceedings are not exhaustive, and therefore there may be other similar rules that, in one way or another, have an impact on the transaction analyzed.

(d)	The term “non-assessable” in paragraph C.4 of this legal opinion means that the purchasers of the Shares will not have the obligation to make payments to Telefónica or its creditors (other than the purchase price for the Shares -i.e., the face value (valor nominal) and the share premium (prima de emisión)-) or contributions to Telefónica or its creditors solely for the acquisition of the Shares.

(e)	In Spanish procedural law, the rules on the burden of proof in judicial proceedings cannot be modified by agreement of the parties and, consequently, any provision of the Documents in which decisions, certificates, notifications, opinions or the like issued by the parties are deemed conclusive evidence in the absence of a manifest error, would not be upheld by a Spanish court. Any document that is not in Spanish must be accompanied by an official sworn translation into Spanish for it to be admissible by a Spanish court or authority.

(f)	The choice of the laws of the State of New York in the Documents will not restrict the application of the Spanish “overriding mandatory provisions”, as defined in Article 9.1 of Regulation (EC) No 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (Rome I). Furthermore, Spanish courts may refuse to apply a provision of the chosen law if such application is manifestly incompatible with Spanish public policy. Spanish courts may also give effect to the overriding mandatory provisions of the law of the country in which the obligations arising from the contract have been performed or must be performed.

This legal opinion is rendered to the addressees identified in this letter and in connection with the transactions described above. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Yours faithfully,

/s/ Rafael Sebastián

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